Exhibit 10.9

By Hand

June 17, 2016

Dr. Geoffrey F. Cox

480 Beacon St., #1

Boston, MA 02115

Dear Geoff:

Re:    Employment Agreement Amendment

In a letter to you dated October 8, 2015, QLT committed to provide to you two grants of stock options defined in that letter as the “Additional Options”.

The October 8, 2015 letter stipulates that if your employment is terminated prior to April 22, 2016 you would receive certain benefits. With the extension of the term of your employment pursuant to our letter to you dated April 7, 2016, we inadvertently failed to make certain appropriate adjustments to the corresponding provisions in that letter.

Therefore, the paragraph in your October 8, 2015 letter that states:

“If your employment is terminated prior to April 22, 2016 pursuant to paragraph 4.2 of your Employment Agreement, then the Additional Options that have been granted as of your Last Day will fully vest as of your Last Day and will be exercisable in accordance with the Stock Option Plan. Those Additional Options that have not been granted as of your Last Day are forfeited.”

is hereby replaced with the following:

“Notwithstanding the terms of any applicable stock option agreements, if your employment is terminated pursuant to paragraph 4.2 of your Employment Agreement, then the Additional Options and any other stock options granted to you by QLT, or which QLT is obligated to grant to you, on or prior to your date of termination will fully vest as of your date of termination and will be exercisable in accordance with the Stock Option Plan.”

In addition, the first sentence of paragraph 4.3 of your Employment Agreement, as amended by the October 8, 2015 letter, is replaced with the following:

“In the event QLT terminates Dr. Cox’s employment as set out in paragraph 4.2, Dr. Cox will be entitled to payment of an amount equal to the lesser of 2 months of Base Salary and the Base Salary for the period from the Last Day to the end of his then current term of employment (“Severance Pay”).”

Your Employment Agreement dated October 23, 2014 as amended by letter agreements dated April 21, 2015, October 8, 2015 and April 7, 2016 (the “Employment Agreement”) will remain unchanged and will continue to apply to your employment with QLT.

The capitalized terms that are not defined in this letter have the same meaning as the same capitalized term in your Employment Agreement.

Page 1	initials

Please confirm your agreement to the terms of this letter by signing where indicated below and returning to us a copy of this letter.

If you have any questions, please contact me.

Yours truly,

QLT Inc.

/s/ Jeffrey Meckler
Mr. Jeffrey Meckler
Director

I confirm that I agree to the terms and conditions of this letter.

/s/ Geoffrey Cox	June 22, 2016
Dr. Geoffrey F. Cox